Exhibit 10.24

EQUITY AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made by and between Cowen Group, Inc. (the “Company”), and [NAME], (the “Grantee”), as of [DATE].

RECITALS

WHEREAS, the Company desires to grant to the Grantee the restricted stock units described herein (the “Award”), subject to the terms of the Cowen Group, Inc. 2007 Equity and Incentive Plan, as amended from time to time (the “Plan”); and

WHEREAS, the Award shall consist of a grant of restricted stock units in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Grantee has accepted the grant of the Award and hereby agrees to the terms and conditions hereinafter stated; and

WHEREAS, the capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan;

NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1 - Grant of Restricted Stock Units.

The Award granted to the Grantee by the Company as of [DATE] (the “Grant Date”) consists of [NUMBER] restricted stock units (“RSUs”) pursuant to the terms and subject to the conditions and restrictions of this Agreement and the Plan.  Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of Stock.  Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company, provided that, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount of cash equal to the product of the per-share amount of the dividend paid times the number of then unsettled RSUs.  Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying the RSU is transferred to the Grantee in accordance with Section 1.2 hereof.

Section 1.2 - Vesting and Settlement.

[VESTING AND SETTLEMENT SCHEDULE]

Section 1.3 - Forfeiture.

Except as set forth in Section 1.2(b) or (c) above [or pursuant to the Employment Agreement, if any], if the Grantee’s [employment or] service with the [Employer][Board] is terminated, then any unvested or unsettled RSUs awarded herein shall immediately be forfeited to the Company [(and in the case of a voluntary resignation, such forfeiture shall occur as of the commencement of the Notice Period, as described below)], and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such then-unvested or unsettled RSUs.  Additionally, if the Company reasonably determines that the Grantee has violated any of the restrictive covenants set forth in Section 2.3 herein or to which Grantee is otherwise subject, then any then-unsettled RSUs shall immediately be forfeited to the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unsettled RSUs.

Section 1.4 - Taxes.

The Grantee shall pay promptly upon request, at the time the Grantee recognizes taxable income in respect of the shares underlying the Award, the minimum amount equal to the federal, state, and local taxes the Company determines are required to be withheld under applicable tax laws with respect to the Award (the “Tax Withholding Amount”).  Such payment to the Company may be effected through (a) payment by the recipient to the Company of the aggregate withholding taxes in cash or cash equivalents; (b) at the discretion of the Company, the Company’s withholding from the number of shares of Stock that would otherwise be delivered to the Grantee upon settlement of the RSUs, a number of shares of Stock with an aggregate fair market value on the date of settlement (as determined by the Company) equal to the aggregate amount of withholding taxes; or (c) at the discretion of the Company, any combination of these two methods.

ARTICLE II

MISCELLANEOUS

Section 2.1 - Definitions.

(a)                                  “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(b)                                 “Cause” shall have the meaning set forth in the Employment Agreement, provided that if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a definition of Cause, then Cause shall mean, when the [Employer][Board], in its sole discretion in good faith, determines that: (1) the Grantee has breached any provisions of the Plan or this Agreement, including, but not limited to, any of the restrictive covenants set forth in Section 2.3 below, (2) the Grantee has been convicted of any crime (whether or not related to the Grantee’s duties for the [Company][Employer] or any Affiliate), (3) the Grantee has committed an act of fraud, dishonesty, gross negligence, or substantial misconduct in his performance of his duties or responsibilities, (4) the Grantee has violated or has failed to comply with the internal policies of the [Company][Employer] or any Affiliate or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the [Company][Employer] or any Affiliate, or (5) the Grantee has failed to perform the material duties of his position.

(c)                                  “Disability” shall [have the meaning set forth in the Employment Agreement, provided that if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a definition of Disability, then Disability shall ]mean that the Grantee (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the [Company][Employer] or any Affiliate.

(d)                                 [“Employer” means the Company or the Affiliate of the Company that employs the Grantee.]

Section 2.2 - [Notice of Termination.

If the Grantee has an Employment Agreement which contains a requirement that the Grantee provide prior notice of termination, then the terms of such Employment Agreement shall govern the requisite notice period; provided, however, if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a requirement that the Grantee provide prior notice of termination, then the Grantee shall not voluntarily resign without first giving the Employer at least one hundred eighty (180) days’ prior written notice of the effective date of such resignation (the “Notice Period”).  Such written notice shall be sent in accordance with Section 2.7 of this Agreement.  The Employer retains the right to waive the notice requirement in whole or in part or to accelerate such date of termination without changing the characterization of such termination as a voluntary termination by the Grantee.  In the alternative, at any time after the Grantee gives notice, the Company may, but shall not be obligated to, provide the Grantee with work and (a) require the Grantee to comply with such conditions as it may specify in relation to transitioning the Grantee’s duties and responsibilities, (b) assign the Grantee other duties, or (c) withdraw any powers vested in or duties assigned to the Grantee, without changing the characterization of such termination as a voluntary resignation by the Grantee.][FOR EMPLOYEES ONLY]

Section 2.3 - Restrictive Covenants.

(a)                                  [Non-Solicitation.  If the Grantee has an Employment Agreement which contains a non-solicitation provision, then the terms of such Employment Agreement shall govern the terms of this non-solicitation provision; provided, however, if the Grantee is not a party to any such Employment Agreement or such Employment Agreement does not contain a non-solicitation provision, then the Grantee agrees that during the Grantee’s employment (including any applicable Notice Period), and for six (6) months following any termination thereof, the Grantee shall not, without the Company’s prior written consent, directly or indirectly (1) solicit or induce, or cause others to solicit or induce, any director, officer, or employee of the Company or any Affiliate, to leave the Company or such Affiliate or in any way modify his relationship with the Company or such Affiliate, (2) hire or cause others to hire any director, officer, or employee of the Company or any Affiliate, (3) encourage or assist in the hiring process of any director, officer, or employee of the Company or any Affiliate, or in the modification of any such person’s relationship with the Company or such Affiliate, or cause others to participate, encourage, or assist in the hiring process of any director, officer, or employee of the Company or any Affiliate, (4) interfere in any way with the rendering of professional services by or to the Company or any Affiliate by any client, prospective client, consultant, independent contractor, or vendor, or his or its respective individual employees, or (5) solicit the trade or patronage of any client or customer or any prospective client or customer of the Company or any Affiliate (for this purpose a prospective client or customer shall only include prospective clients or customers who were actively solicited within the six (6) month period prior to the Grantee’s termination where the Grantee participated in or was aware of such solicitation), for purposes of engaging in any business relationship with respect to any products, services, trade secrets, or other matters in which the Company or such Affiliate is active, provides or has committed plans to provide; provided, however, if Grantee’s new employer solicits a client or customer without Grantee’s knowledge and without Grantee’s participation, then such client or customer shall not be deemed to be a client or customer or prospective client or customer for purposes of this Section 2.3(a)(5).][FOR EMPLOYEES ONLY]

(b)                                 Non-Disclosure of Confidential Information.  The Grantee shall not at any time, whether during the Grantee’s [employment][service] or following any termination thereof, directly or indirectly, disclose or furnish to any entity, firm, corporation, or person, except as otherwise required by applicable law, any Confidential Information of the Company or any Affiliate; provided, however, that in the event disclosure is required by applicable law, the Grantee shall, as soon as reasonably practicable, provide the Company or such Affiliate, as applicable, with prompt notice of such requirement prior to making any disclosure, so that the Company or such Affiliate, as applicable, may, at its sole expense, seek an appropriate protective order.  “Confidential Information” shall mean information generally unknown to the public to which the Grantee gains access by reason of the Grantee’s relationship with the Company or any Affiliate, and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, track records, sales, trading, and financial data and strategies, salaries and employment benefits, and operational costs.  Confidential Information shall not include any information made available to the public by the Company or any Affiliate or any third party (other than acts by Grantee in violation of this Agreement), so long as such third party is not known by Grantee to be bound by a confidentiality agreement with the Company or any Affiliate or otherwise prohibited from transmitting the information to Grantee by a contractual, legal or fiduciary obligation of which Grantee is aware, nor shall it include general business or investment methods or information that Grantee obtained prior to Grantee’s [employment with Employer][service on the Board].

(c)                                  Non-Disparagement.  The Grantee shall not at any time, whether during the Grantee’s [employment][service on the Board] or following any termination thereof, and shall not cause or induce others to, defame or disparage the Company or any Affiliate, or the directors, officers or employees of the Company or any Affiliate.

(d)                                 Company Property.  All records, files, memoranda, reports, customer information, client lists, documents, and equipment relating to the business of the Company or any Affiliate that the Grantee prepares or possesses, or with which the Grantee comes into contact, in either case while the Grantee is [an employee of][providing services to] the Company or any Affiliate, shall remain the property of the Company or such Affiliate.  The Grantee agrees that upon the Grantee’s termination of [employment][service] for any reason, the Grantee shall provide to the Company and any Affiliate, as applicable, all documents, papers, files, and other material in the Grantee’s possession and under the Grantee’s control that are connected with or derived from the Grantee’s services to the Company or any Affiliate.  The Grantee agrees that the Company or the applicable Affiliate owns all work product, patents, copyrights, and other material produced by the Grantee during the Grantee’s [employment][service]  with the Company and any Affiliate.

(e)                                  Compliance with Company Policies.  The Grantee agrees to comply fully with the applicable internal policies of the Company and the Employer, as applicable, as such policies may be amended from time to time, at any time, during the Grantee’s [service on the Board][employment by Company or the Employer].

(f)                                    Cooperation.  The Grantee agrees to cooperate fully with the Company [and the Employer] at any time, whether during the Grantee’s [service on the Board][employment] or following any termination thereof, taking into account the requirements of any subsequent employment by the Grantee, on all matters relating to the Grantee’s [employment][services], which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records, and other documents within the Grantee’s control, provided, however, that the Grantee need not take any action hereunder that would constitute a violation of law or obligation to any third party (except to the extent such obligation arises due to any action taken by the Grantee with the intention to circumvent the operation of this Section 2.3(f)) or cause a waiver of attorney-client privilege.  Without limiting the generality of the foregoing, the Grantee shall cooperate in connection with any (1) past, present, or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, and proceeding, (2) inquiry, proceeding, or investigation by or before any governmental authority, and (3) arbitration or mediation tribunal, in each case involving the Company, the Employer, or any of their controlled Affiliates.  In connection with the Grantee’s providing such cooperation, the Company or the Employer, as applicable, shall reimburse the Grantee for reasonable travel, lodging, and other expenses incurred by the Grantee, upon submission of documentation reasonably acceptable to the Company or the Employer, as applicable.

Section 2.4 - Injunctive Relief.

In the event of a breach by the Grantee of the Grantee’s obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Grantee acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of any of the restrictive covenants set forth in Section 2.3 herein, and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which the Grantee resides.  The Grantee further agrees that the Company and the Employer shall be entitled to recover all costs and expenses (including attorneys’ fees and expenses) incurred in connection with the enforcement of the Company’s rights hereunder.

Section 2.5 - Offset.

[In the event that the Grantee voluntarily terminates employment or if the Grantee’s employment is terminated, for any reason or no reason, the Company may offset, to the fullest extent permitted by law, any amounts of money or other property due to the Company from the Grantee, or advanced or loaned to the Grantee by the Company, from any money or property owed to the Grantee or the Grantee’s estate by the Company as a result of such termination of employment, except to the extent such withholding or offset is not permitted under Section 409A of the Code (“Section 409A”), without the imposition of additional taxes or penalties on the Grantee.][FOR EMPLOYEES ONLY]

Section 2.6 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).  The Company shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.

Section 2.7 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: General Counsel, and to the Grantee at the Grantee’s home address as of the date of this Agreement or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 2.8 - Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 2.9 - Amendment.

This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

Section 2.10 - [No Right to Continued Employment.

Nothing in this Agreement shall be deemed to confer on the Grantee any right to continued employment with the Company, Employer or any Affiliate.][FOR EMPLOYEES ONLY]

Section 2.11 - Section 409A.

This Agreement is intended to comply with the requirements of Section 409A, and shall be interpreted accordingly.  In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

Section 2.12 - Entire Agreement.

Except as otherwise specified herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.

Section 2.13 - Arbitration.

(a)                                  Any and all disputes arising out of or relating to this Agreement or to the Grantee’s [employment with the Company, the Employer, or any of their controlled Affiliates, including any statutory claims based on alleged discrimination][service on the Board], shall be submitted to, and resolved exclusively by, the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures.  The arbitration shall be held in the City of New York.  In agreeing to arbitrate these disputes, the Grantee recognizes that the Grantee is waiving his right to a trial in court and by a jury.  The arbitration award shall be final and binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

(b)                                 The arbitrators shall not have authority to amend, alter, modify, add to, or subtract from the provisions hereof.  The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof.  If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)                                  This Section 2.13 shall not be construed to limit the Company’s right to obtain relief under Section 2.4 (relating to equitable remedies) with respect to any matter or controversy subject to Section 2.4, and pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Grantee has hereunto set the Grantee’s hand on the date indicated below.

COWEN GROUP, INC.

By:
Name:
Title:

Grantee:

Date: